Exhibit 2.2

                           ASSET OPTION AGREEMENT

          ASSET OPTION AGREEMENT (the "Option Agreement"), dated as of April __ 1996, between The May Department Stores Company, a New York corporation (the "Buyer"), Strawbridge & Clothier, a Pennsylvania corporation (the "Seller"), S&C, Cherry Hill, Inc., a Pennsylvania corporation ("CHI") and S&C, Concord, Inc., a Pennsylvania corporation ("CI"); the Seller, CHI and CI herein collectively, the "Sellers."

                            W I T N E S S E T H:
                            - - - - - - - - - -

          WHEREAS, the Buyer and the Seller propose to enter into an Asset Purchase Agreement, as of the date hereof (the "Asset Purchase Agreement"), which provides, among other things, that upon the terms and subject to the conditions set forth in the Asset Purchase Agreement, the Sellers and other Subsidiaries of the Seller will sell to the Buyer the Department Store Assets and some or all of the Disposition Proceeds in exchange for the assumption by the Buyer of the Assumed Department Store Liabilities and the issuance and delivery by the Buyer of the Stock Consideration; and

          WHEREAS, as a condition to the willingness of the Buyer to enter into the Asset Purchase Agreement, the Buyer has required that the Sellers agree, and the Sellers have agreed, to grant the Buyer the Option (as hereinafter defined), on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, to induce the Buyer to enter into and in consideration of the entering into the Asset Purchase Agreement and of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Grant of Option. The Sellers hereby grant to the Buyer an irrevocable option (the "Option") to purchase "Option Store A," "Option Store B," "Option Store C" and "Option Store D," as such department stores are described on Annex I (each an "Option Store," and collectively, the "Option Stores"). The aggregate consideration for the Option Stores shall be $56,240,000 ($18,960,000 for Option Store A; $20,640,000 for Option Store B;
$12,480,000 for Option Store C (less an amount computed for such Option Store pursuant to Section 1.6(b) of the

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Asset Purchase Agreement) and $4,160,000 for Option Store D (less an amount computed for such Option Store pursuant to Section 1.6(b) of the Asset Purchase Agreement)) and the assumption of the Option Store Liabilities as defined in Annex I. The cash amount payable for the Option Stores is referred to herein in the aggregate and as to each of the Option Stores separately, as the "Purchase Price."

          2. Exercise of Option.

               (a) Subject to the provisions set forth below, the Buyer may exercise the Option as to any or all of the Option Stores (at any one time prior to the termination of the Option pursuant to Section 21) upon the occurrence of one or more of the following events: (i) the acquisition of the beneficial ownership by any person, entity or group (as such terms are used in the Securities Exchange Act) other than the Buyer or any of its Affiliates of 25% or more of the voting power of the outstanding shares of the Seller Common Stock on a fully diluted basis; or (ii) the execution by the Seller of an agreement relating to, or the consummation of, a merger, consolidation or other similar business combination of the Seller; or (iii) the Asset Purchase Agreement has been terminated pursuant to Section 9.1(b), 9.1(e) or 9.1(f) thereof.

               (b) If the Buyer wishes to exercise the Option, the Buyer shall give a written notice to the Seller of its exercise of the Option, which notice shall specify the Option Stores with respect to which the Buyer is exercising the Option (such Option Stores are sometimes referred to hereinafter as the "acquired Option Stores"). The closing of the purchase of an Option Store pursuant to the Option (each such transaction, a "Closing") shall be subject to the expiration or early termination of the waiting period under the HSR Act, if applicable, and the obtaining of any other required regulatory approvals and shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, on a date and at a time designated by the Buyer at the time that it gives notice of its exercise of the Option with respect to such Option Store.

               3. Escrow. As promptly as practicable, but in no event later than 10:30 a.m. New York City time on April 19, 1996, (i) the Buyer and the Sellers shall execute an escrow agreement (the "Option Escrow Agreement") in a form acceptable to both the Buyer and the Seller with a mutually acceptable party (the "Option Escrow Agent") and (ii) the Sellers shall deliver to the Option Escrow Agent all those transfer documents required pursuant to Section 5 of this Option Agreement which, as of such date, have been executed by the appropriate parties.

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          4. Sale of the Option Stores.

               (a) Subject to the terms and conditions of this Option Agreement, if the Option has been exercised, on the date of the Closing, the Buyer shall deliver to the Seller by wire transfer of immediately available funds to a bank account designated at least two Business Days before the Closing by the Seller an amount equal to the Purchase Price of the acquired Option Stores. If the Buyer exercises the Option with respect to Option Store A, the Seller shall sell, transfer, convey, assign and deliver to Buyer, and the Buyer shall purchase, acquire and accept from the Seller, the "Option Store A Assets (as defined in Annex I), and the Buyer shall assume the "Option Store A Liabilities" (as defined in Annex I); if the Buyer exercises the Option with respect to Option Store B, CHI shall sell, transfer, convey, assign and deliver to Buyer, and the Buyer shall purchase, acquire and accept from CHI, the "Option Store B Assets" (as defined in Annex I), and the Buyer shall assume the "Option Store B Liabilities" (as defined in Annex I); if the Buyer exercises the Option with respect to Option Store C, CI shall sell, transfer, convey, assign and deliver to the Buyer the "Option Store C Assets" (as defined in Annex I), and the Buyer shall assume the "Option Store C Liabilities" (as defined in Annex I); and if the Buyer exercises the Option with respect to Option Store D, the Seller shall sell, transfer, convey, assign and deliver to the Buyer the "Option Store D Assets" (as defined in Annex I), and the Buyer shall assume the "Option Store D Liabilities" (as defined in Annex I) provided, however, that, subject to the Buyer's approval as to manner and form, the Seller shall make such adjustments as to the rights, contracts, properties, assets and goodwill to be purchased and the liabilities and obligations to be assumed as shall be necessary to settle the obligations, rights and accounts existing between the acquired Option Stores, on the one hand, the Seller, its Affiliates and other divisions, on the other hand, at the time of the Closing so that such obligations, rights and accounts are settled and cancelled as of the Closing and are not transferred to or assumed by the Buyer. The Option Store A Assets, the Option Store B Assets, the Option Store C Assets and the Option Store D Assets are referred to herein collectively as the "Option Store Assets;" and the Option Store A Liabilities, the Option Store B Liabilities, the Option Store C Liabilities and the Option Store D Liabilities are referred to herein collectively as the "Option Store Liabilities."

               (b) At Closing (with respect to the Option Stores acquired at such Closing), the Sellers shall deliver possession of the Option Stores "broom clean" and free of all occupancies except for Department Store Space Leases, if any.

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          5. Transfer Documents.  The sale of the Option Store Assets to the
Buyer shall be effected by the delivery by the Seller to the Buyer of (i) such bills of sale, special warranty deeds, endorsements, assignments and other instruments of conveyance and transfer as are necessary or appropriate to vest in the Buyer good and marketable title (such as any reputable title insurance company licensed to do business in the state in which such Option Store is located will approve and insure without exceptions other than Permitted Encumbrances) to the Option Store Assets free and clear of any Lien, and (ii) all contracts, commitments, books, records and other data in the possession of the Seller or any of its Affiliates relating to the Option Store Assets. Assumption of the Option Store Liabilities by the Buyer shall be effected by the delivery by the Buyer to the Sellers of such instruments as are necessary or appropriate to effect the assumption by the Buyer of the Option Store Liabilities. As soon as possible after the execution and delivery of this Option Agreement, representatives of the Buyer and the Seller shall commence and complete preparation of all conveyance and assumption documents necessary or appropriate to vest in the Buyer ownership of the Option Store Assets and to effect the assumption by the Buyer of the Option Store Liabilities, as contemplated by this Option Agreement. If requested by either party, such documents shall be executed by the appropriate parties and placed in escrow with the Option Escrow Agent. All such documents shall be delivered by the Option Escrow Agent to the appropriate party at the Closing in conformity with this Option Agreement upon tender of payment to the Seller of the applicable Purchase Price in accordance with Section 4.

          6. HSR Act Filings; Approvals. The Sellers and the Buyer shall each use its best efforts promptly to prepare and to make such filings and provide such information as may be required under the HSR Act, and any other filings which may be required with respect to the purchase of the Option Stores pursuant to the Option.

          7. Covenants of the Sellers. Until the Closing (with respect to the Option Stores acquired at such Closing) or the termination of this Option Agreement, each of the Sellers covenants and agrees that, unless the Buyer shall otherwise consent in writing, it shall, and shall cause each of its Affiliates to:

               (a) operate and maintain the Option Stores only in the usual, regular and ordinary course;

               (b) not pledge, sell, lease, transfer, dispose of or otherwise encumber ("Transfer"), or enter into any agreement for the Transfer of, (i) all or any part of the

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                    Option Store Assets consisting of real estate or interests in real estate or (ii) all or any part of the Option Store Assets consisting of other fixed assets to the extent that such Transfer would be inconsistent with the continued operation of the Option Stores in a manner consistent with past practice;

               (c) keep all the Option Store Assets insured (to an extent substantially consistent with the Seller's practice with respect to its other assets) against any loss, either by fire, other casualty, or theft and shall give notice to the Buyer of any loss involving any of the Option Store
                    Assets if such loss is at least $200,000 or more and discuss with the Buyer whether the proceeds of any claim made in connection with the loss should be used to replace any property damage or loss. The Seller shall cause the Buyer to be named as loss payee, as its interest may appear, on all fire and casualty policies that provide coverage for the Option Stores. Any proceeds not used to replace lost or damaged property shall be for the account of the Buyer if the Closing is consummated;

               (d) maintain all the books, accounts and records relating to the Option Stores in the usual, regular and ordinary manner;

               (e) promptly advise the Buyer in writing of any material adverse change in the condition of any of the Option Stores;

               (f) use its reasonable best efforts to comply in all material respects with the provisions of all laws, regulations, ordinances and judicial decrees applicable to the conduct of the Option Stores;

               (g) promptly notify the Buyer of the institution of any legal proceeding which is reasonably likely, individually or in the aggregate, to have a material

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                    adverse effect on the operations of any of the Option
                    Stores; and

               (h) not take or omit to take any other action nor enter into any agreement which would have the effect of (i) frustrating the purpose of this Option Agreement or (ii) preventing or disabling the Seller from selling or delivering the Option Stores to the Buyer upon exercise of the Option or otherwise performing its obligations under this Option Agreement.

          Anything in this Option Agreement to the contrary notwithstanding, nothing in this Option Agreement shall prohibit the Seller from consummating a transaction described in clause (ii) of Section 2(a) hereof, or entering into any agreement relating to such transaction so long as such transaction or agreement is, to the extent that it involves the Option Store Assets, subject to the Option and the Buyer's rights hereunder.

          8. Representations and Warranties of the Seller. Each of the Sellers hereby represents and warrants to the Buyer as follows:

               (a) Due Authorization. This Option Agreement has been duly authorized by all necessary corporate action on its part, has been duly executed by its duly authorized officer, and constitutes its valid and binding agreement enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or law).

               (b) Due Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power to enter into and perform this Option Agreement.

               (c) Conflicting Instruments. Neither its execution or delivery nor its performance of this Option Agreement nor the consummation by it of the transactions contemplated hereby will violate in any material respect (with or without the giving of notice or the lapse of time, or both), or require any material

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consent, approval, filing or notice under, any provision of law applicable to it or any of its Affiliates (other than the HSR Act), or will require any consent, approval or notice under or will conflict with, or result in the breach or termination of any provisions of, or constitute a default under or allow the acceleration of the performance of, any of its obligations or any of its Affiliates under, or result in the creation of a Lien upon any of the Option Store Assets, pursuant to, any term of its Articles of Incorporation or By-laws or those of its Affiliates or any term of any note, bond, mortgage, indenture, lease, license agreement, or other instrument or any writ, injunction, order, judgment, arbitration award, decree, rule or regulation of any Government to which it is a party or by which it, any of its Affiliates or any of the Option Store Assets is subject or bound, other than violations, conflicts, breaches, terminations or defaults which, individually or in the aggregate, would not have a material adverse effect on the operations, assets, liabilities or condition of any Option Store.

               (d) Title. It owns and holds the Option Store Assets free and clear of all Lien, except for liens for real property taxes not yet due and payable without interest or penalty and except for Permitted Encumbrances.

               (e) Environmental. Schedule 4.25 to the Asset Purchase Agreement contains an accurate and complete description of all environmental reports known to the Sellers that affect any of the Option Store Assets, and the Sellers have delivered a complete copy of each such report to the Buyer. Except as set forth in Schedule 4.25 to the Asset Purchase Agreement or in the reports listed therein, the Sellers have no knowledge of the presence or release of any toxic substance or hazardous material or of any other environmental condition or contamination in or from the Option Store Assets.

          9. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Sellers as follows:

               (a) Due Authorization. This Option Agreement has been duly authorized by all necessary corporate action on the part of the Buyer, has been duly executed by a duly authorized officer of the Buyer and constitutes a valid and binding agreement of the Buyer enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors rights generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or law).

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               (b) Due Organization.  The Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power to enter into and perform this Option Agreement.

          10. Indemnification. From and after the Closing, each of the Sellers, on the one hand, and the Buyer, on the other hand, shall indemnify and hold the other harmless against any loss, liability, damage or expense (including, without limitation, reasonable attorneys' fees) sustained by it resulting from any inaccuracy in any of its representations, warranties or breach of any covenants contained in this Option Agreement as to which a claim has been made within 18 months after the Closing. This Section 10 is not intended to be exclusive of any other rights or remedies under this Option Agreement arising as a matter of law or otherwise.

          11. Tax Indemnification. The Seller shall pay or otherwise be responsible for (and shall indemnify and hold harmless the Buyer, any Affiliates thereof and the Option Stores against) any liability for Taxes (i) arising from or attributable to any income taxes imposed on the gain, if any, realized on the transfer of the Option Stores, (ii) for any sales, use, real property, transfer or gains or other similar taxes arising from the transfer of the Option Stores and (iii) with respect to the acquired Option Stores for any taxable period ending (or deemed pursuant to this paragraph to end) on or before the date of the Closing. Any Taxes for a taxable period beginning before the date of the Closing and ending after such date shall be deemed for the purposes of the preceding sentence to be apportioned between a taxable period ending on and including the same date as the Closing and a taxable period commencing the date following the Closing on the same basis as the Tax is imposed, based, where relevant, on the actual operations of the acquired Option Stores in such periods.

          12. Consents. Each of the Sellers shall, and shall cause each of its Affiliates to, give all required notices and use its best efforts to obtain prior to the Closing all material licenses, permits, consents, approvals, authorization, qualifications and orders of all Person relating to the acquired Option Stores as may be required in order to enable the Sellers to perform their obligations hereunder, including, without limitation all consents and approvals required to permit them to make the sale to the Buyer contemplated herein and to enable the Buyer to enjoy after the Closing all rights and benefits presently enjoyed by the Sellers in respect of the acquired Option Stores; provided, however, that no contract shall be amended to increase the amount payable thereunder in order to obtain any such consent,

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approval or authorization or otherwise without obtaining the prior written consent of the Buyer.

          13. Survival. All the covenants, representations and warranties contained herein shall survive the Closing and shall be deemed to have been made as of the date hereof and as of the date of the Closing.

          14. Specific Performance. The Sellers acknowledge that money damages are an inadequate remedy for breach of this Option Agreement. Therefore, the Sellers agree that the Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Option Agreement and to enforce specifically the terms and provisions of this Option Agreement in any court of the United States located in the Commonwealth of Pennsylvania or State of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the Sellers (i) consents to submit itself to the personal jurisdiction of any Federal court located in the Commonwealth of Pennsylvania or State of New York in the event any dispute arises out of this Option Agreement or any of the transactions contemplated by this Option Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Option Agreement or any of the transactions contemplated by this Option Agreement in any court other than a Federal sitting in the Commonwealth of Pennsylvania or State of New York.

          15. Further Assurances. In the event the Buyer exercises the Option, each of the Sellers and the Buyer each will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

          16. Cost and Expenses. Except as otherwise specifically provided herein, all legal and other costs and expenses incurred in connection with this Option Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          17. Transfer Taxes. In the event the Buyer exercises the Option, the Sellers and the Buyer shall each pay one-half of all sales, use, transfer and like Taxes, if any, required to be paid in connection with the transfer of the acquired Option Stores.

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          18.  Parties in Interest; Assignments.  This Option Agreement is
binding upon and is solely for the benefit of the parties hereto, their respective Affiliates and their respective successors and assigns. The Buyer may cause one or more direct or indirect wholly owned Subsidiaries designated by it to carry out all or part of the transactions contemplated by this Option Agreement.

          19. Amendments. This Option Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          20. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice; provided, that a notice of change of address shall be effective only upon receipt thereof:

                    If to the Buyer to:

                         The May Department Stores Company
                         611 Olive Street
                         St. Louis, Missouri 63101

                         Attention:   Louis J. Garr, Jr., Esq.
                                      General Counsel
                         Facsimile Number: 314-342-6384

                   With a copy to:

                         Skadden, Arps, Slate, Meagher & Flom
                         919 Third Avenue
                         New York, New York  10022

                         Attention:   J. Michael Schell, Esq.
                         Facsimile Number:  212-735-2000

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                   If to the Sellers to:

                         Strawbridge & Clothier
                         801 Market Street
                         Philadelphia, Pennsylvania 19107

                         Attention: Francis R. Strawbridge III, Chairman Facsimile Number: 215-629-6833

                   With a copy to:

                         Morgan, Lewis & Bockius LLP
                         2000 One Logan Square
                         Philadelphia, PA  19103-6993

                         Attention:  Donald A. Scott
                         Facsimile Number:  215-963-5299

          21. Termination. The Option shall expire on the earlier of (i) the Effective Time, or (ii) the date the Asset Purchase Agreement has been terminated pursuant to Section 9.1(a) or 9.1(c) thereof, or (iii) the later of
(A) the date 270 days after the Asset Purchase Agreement has been terminated pursuant to Section 9.1(b), 9.1(d), 9.1(e) or 9.1(f) thereof, (B) if an "Extension Event" (as defined below) has occurred, 730 days after the Asset Purchase Agreement has been terminated pursuant to Section 9.1(e) thereof, or
(C) 10 days following consummation or termination of any agreement entered into by the Seller during the term of this Option Agreement providing for an Extension Event (but with respect to the foregoing clauses (ii) or (iii) only if the notice of exercise of the Option shall not have been given prior to that date); provided that if the Option cannot be exercised as of the termination date by reason of any injunction, order or similar restraint issued by a court of competent jurisdiction, the term of the Option shall extend until the tenth business day after such injunction, order or similar restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. "Extension Event" means the occurrence of one or more of the following events: (i) the acquisition of the beneficial ownership by any person, entity or group (as such terms are used in the Securities Exchange
Act) other than the Buyer or any of its Affiliates of 25% or more of the voting power of the outstanding shares of the Seller Common Stock on a fully diluted basis; or (ii) the

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execution by the Seller of an agreement relating to, or the consummation of, a merger, consolidation or other similar business combination of the Seller.

          22. Applicable Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the principles of conflict of law thereof).

          23. Counterparts. This Option Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          24. Descriptive Headings; Defined Terms. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Option Agreement. All terms used herein with initial capital letters and not otherwise defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

          25. No Excuse for Breach of Agreement. Neither this Option Agreement nor anything contained in it shall relieve any party to the Asset Purchase Agreement from its breach of the Asset Purchase Agreement nor limit any claim or remedy for such breach by an aggrieved party to the Asset Purchase Agreement.

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          IN WITNESS WHEREOF, this Option Agreement has been signed by the duly authorized officers of each of the parties hereto as of the day and year first written above.

                                       THE MAY DEPARTMENT STORES COMPANY

                                       By:  _________________________________
                                            Name:
                                            Title:

                                       STRAWBRIDGE & CLOTHIER

                                       By:  _________________________________
                                            Name:
                                            Title:


S&C, CHERRY HILL, INC.                 S&C, CONCORD, INC.

By:  ______________________________    By:  _________________________________
     Name:                                  Name:
     Title:                                 Title:

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                                                          Annex I to Exhibit A

     1.   Description of the Option Stores:

          A. "Option Store A" means the Department Store Real Property for the Willow Grove Park "Strawbridge & Clothier" store.

          B. "Option Store B" means the Department Store Real Property for the Cherry Hill Mall "Strawbridge & Clothier" store.

          C. "Option Store C" means the Department Store Leased Real Property for the Concord Mall "Strawbridge & Clothier" department store.

          D. "Option Store D" means the Department Store Leased Real Property for the Concord Mall "Strawbridge & Clothier" home furnishings store.

     2.   Description of Option Store Assets:

          A. "Option Store A Assets" shall mean the Department Store Real Property, the Department Store Equipment, Machinery and Fixtures, and that portion of the Other Department Store Contracts described in Section 1.68(b) of the Asset Purchase Agreement, as each of the foregoing relates to Option Store A.

          B. "Option Store B Assets" shall mean the Department Store Real Property, the Department Store Equipment, Machinery and Fixtures, and that portion of the Other Department Store Contracts described in Section 1.68(b) of the Asset Purchase Agreement, as each of the foregoing relates to Option Store B.

          C. "Option Store C Assets" shall mean the Department Store Leased Real Property, the Department Store Equipment, Machinery and Fixtures, and that portion of the Other Department Store Contracts described in Section 1.68(b) of the Asset Purchase Agreement, as each of the foregoing relates to Option Store C.

          D.   "Option Store D Assets" shall mean the Department Store
                Leased Real Property, the Department Store Equipment, Machinery and Fixtures, and that portion of the Other Department Store Contracts described in Section 1.68(b) of the Asset Purchase Agreement, as each of the foregoing relates to Option Store D.

     3.   Description of Option Store Liabilities:

          A. "Option Store A Liabilities" shall mean the liabilities, obligations and duties of the Seller accruing and arising after the Closing under the Department Store Contracts that relate to Option Store A, except that with respect to Other Department Store Contracts such liabilities, obligations and duties shall be limited to the agreements and commitments referenced in Section 1.68(b) of the Asset Purchase Agreement.

          B. "Option Store B Liabilities" shall mean the liabilities, obligations and duties of CHI accruing and arising after the Closing under the Department Store Contracts that relate to Option Store B, except that with respect to Other Department Store Contracts such liabilities, obligations and duties shall be limited to the agreements and commitments referenced in
                Section 1.68(b) of the Asset Purchase Agreement.

          C. "Option Store C Liabilities" shall mean the liabilities, obligations and duties of the Seller accruing and arising after the Closing under the Department Store Contracts that relate to Option Store C, except that with respect to Other Department Store Contracts such liabilities, obligations and duties shall be limited to the agreements and commitments referenced in Section 1.68(b) of the Asset Purchase Agreement.

          D. "Option Store D Liabilities" shall mean the liabilities, obligations and duties of CI accruing and arising after the Closing under the Department Store Contracts that relate to Option Store D, except that with respect to Other Department Store Contracts such liabilities, obligations and duties shall be limited to the agreements and commitments referenced in
                Section 1.68(b) of the Asset Purchase Agreement.

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